Exhibit 10.1

Employment Agreement

between

ACE Limited

Ace Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08, Bermuda

(as from 15 July 2008: Mainaustrasse 30, 8008 Zürich)1

as Employer

and

[insert name and address

of employee]

as Employee

RECITALS

The Employer and the Employee wish to enter into an Employment Agreement setting forth the terms and conditions of employment and the rights and the obligations of each party.

Now, therefore, the parties agree on this employment agreement (the “Agreement”) in accordance with art. 319 et. seq. of the Swiss Code of Obligations (“CO”)2 as follows.

[1]	If this Agreement is with a subsidiary of the Company, substitute name and address of such subsidiary
[2]	If this Agreement is with a subsidiary of the Company that is not Swiss, modify this reference.

TABLE OF CONTENTS

I.	POSITION AND DUTIES OF EMPLOYEE		3
	1.	Position/Responsibilities	3
	2.	Availability	3
	3.	Duty of Care and Loyalty	4
	4.	Location of Employment	4
	5.	Working Hours	4
	6.	Business Secrets	4
	7.	Return of Documents	5

II.	DUTIES OF THE EMPLOYER		5
	8.	Compensation	5
	9.	Expenses	5
	10.	Social Security, Tax and Insurance	5
	11.	Vacation and Holidays	6

III.	TERM AND TERMINATION		6

IV.	MISCELLANEOUS		6
	12.	Severability	6
	13.	Entire Agreement and Amendments	7
	14.	Counterparts	7
	15.	Governing Law	7

I.	POSITION AND DUTIES OF EMPLOYEE

1.	Position/Responsibilities

The Employee shall be appointed [insert title] of the Employer. The Employee will perform [insert a brief job description consistent with current responsibilities3]. Employee will be able to start work and this Agreement will only become effective, upon receipt of any applicable work and residence permits. The Agreement will only be in effect as long as the respective authorities approve renewals of the permits.

2.	Availability

The Employee shall exclusively be employed by and available for the Employer on a full time basis.

The Employee shall devote his manpower, know-how and skills to the business of the Employer, and conduct the business of the Employer for which he has been assigned responsibility in accordance with statutory law, the provisions of the Articles of Association, Employer Policies, as amended from time to time and as applicable to the Employee, and in accordance with the general or specific directives and instructions of Employer’s [Board of Directors][Chairman and Chief Executive Officer, as the case may be.].

[3]	For example, with respect to the Chairman and Chief Executive Officer, insert:

[the following duties and responsibilities: Provide overall direction of the business with maximum return on invested capital, coordinate the efforts of the Senior Executives, working with them to develop current and long-term objectives, policies and procedures, represent Employer to its customers, shareholders, financial community and the general public, establish budgetary goals and objectives and review operating results.]

with respect to the Chief Financial Officer, insert:

[those duties and responsibilities that are regularly and customarily performed by the Chief Financial Officer, including, but not limited to, responsibility for the finance function, including investments, accounting and tax.]

with respect to the General Counsel, insert:

[those duties and responsibilities that are regularly and customarily performed by General Counsel]

3.	Duty of Care and Loyalty

The Employee shall carefully perform the duties assigned to him and loyally pursue and protect the Employer’s interests.

4.	Location of Employment

The principal location of the employment shall be Zurich4 or as otherwise mutually agreed by the parties. The Employee also acknowledges that, in consideration of his position, he can be required to frequent travels abroad.

5.	Working Hours

The working time is determined by the position and responsibility of the Employee. It consists of 4 hours per week (10%), spread over 5 days.5

Additional hours (“Überstunden”), overtime (“Überzeit”) and work on Saturdays and Sundays are deemed compensated by the salary under this Agreement.

6.	Business Secrets

The Employee undertakes to keep secret any and all business secrets of the Employer and shall keep confidential all confidential matters of which he becomes aware whilst performing his duties hereunder. The Employee shall care for the safe custody of all information material containing any such business secrets or confidential information.

The terms “business secrets” and “confidential matters” include inter alia all business, operational, organisational, financial, customer and technical knowledge and information which should not become known to the public or to any third party pursuant to the wishes or the best interest of the Employer or in consideration of the nature of the information. These undertakings shall remain valid without limitation also after termination of this Agreement.

[4]	If this Agreement is with a subsidiary, insert the appropriate location.
[5]	If this agreement is with a subsidiary of the Company, revise the number of hours and percentage to reflect the appropriate allocation

7.	Return of Documents

Upon termination of this Agreement, the Employee shall return to the Employer any and all business documents, confidential information and trade secrets in relation to the Employer. The Employee undertakes not to copy any such documents he may have received and/or made whilst performing his duties hereunder.

II.	DUTIES OF THE EMPLOYER

8.	Compensation

8.1	Annual Salary

The Employee shall be entitled to a gross annual salary of $_[insert the amount which is equal to 10% of current salary]_6 (US) per year, payable in twelve monthly installments (the “Base Salary”). The Base Salary shall be reviewed yearly.

8.2	Annual Bonus and Long-Term Incentive Compensation

The Employee will be eligible for an annual bonus and an award under Employer’s Long-term Incentive Program. The determination of the amounts of said bonus and award are subject to the absolute discretion of Employer’s Board of Directors.

9.	Expenses

The Employee shall be reimbursed for his reasonable and proper out-of-pocket and travelling expenses incurred in carrying out his duties under this Agreement. Any reimbursement shall be supported by vouchers or other evidence.

10.	Social Security, Tax and Insurance

Any applicable contributions for AHV/IV/EO (federal retirement and survivors’/disability/income replacement insurance), ALV (unemployment insurance), BVG (occupational retirement, survivors’ and disability pension plans), UVG (accident

[6]	If this Agreement is with a subsidiary of the Company, insert the amount which reflects the appropriate allocation of current salary to reflect the appropriate allocation to such subsidiary.

insurance)7 and applicable tax at source, payable by the Employee in accordance with the law shall be deducted from the gross compensation payments made under this Agreement to the Employee.

11.	Vacation and Holidays

The Employee shall be entitled to 20 vacation days (basis: employment of 100%; pro rata in case of part-time employment) during any year of employment. The vacation shall be taken in accordance with the mutual interest of the Employer and the Employee. Vacation time shall be used until April of the following year in which the time has been accrued.

III.	TERM AND TERMINATION

First working day of the Employee shall be on July 15, 2008. This Agreement is made for an indefinite period of time. It may be terminated by any party by giving one month written notice to the end of a calendar month. No probation period shall apply.

Furthermore, this Agreement shall terminate without notice when the Employee reaches the Swiss statutory retirement age or if Employee’s work or residence permits are not renewed.

Termination without notice for just cause and valid reasons in accordance with Art. 337 et seq. CO8 shall be reserved.

IV.	MISCELLANEOUS

12.	Severability

If any of the provisions or clauses of this Agreement shall be or become void or be held invalid, all other provisions shall remain in full force and effect and the void or invalid provisions shall be forthwith replaced by other provisions to be agreed upon by the parties valid in form and substance and which shall accomplish as nearly as possible the purpose and intent of the void or invalid provisions in due course.

[7]	If this Agreement is with a subsidiary of the Company that is not Swiss, revise the references to the applicable taxes.
[8]	If this Agreement is with a subsidiary of the Company that is not Swiss, revise the references to the applicable law.

13.	Entire Agreement and Amendments

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter herein contained, i.e., the terms of employment for Employee’s work in Switzerland. Any changes, additions or amendments (including the waiver of this provision) shall be in writing.

14.	Counterparts

This Agreement shall be executed in two counterparts, namely one for each party.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland9.

,
(place)		(date)	[insert name and title],

ACE Limited[10]

,
(place)		(date)	[Insert name of Employee]

[9]	If this Agreement is with a subsidiary of the Company, insert the appropriate jurisdiction
[10]	If this Agreement is with a subsidiary of the Company, insert the name of the officer signing on behalf of such subsidiary.